EXHIBIT 99.1

Otelco Reports Fourth Quarter and 2017 Results

ONEONTA, Ala, March 05, 2018 (GLOBE NEWSWIRE) -- Otelco Inc. (NASDAQ:OTEL), a wireline telecommunications services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia today announced results for its fourth quarter and year ended December 31, 2017. Key highlights for Otelco include:

  Total revenues of $16.8 million for fourth quarter 2017 and $68.5 million for 2017.
  Operating income of $4.5 million for fourth quarter 2017 and $19.6 million for 2017.
  Net income of $7.4 million for fourth quarter 2017 and $12.1 million for 2017.
  Adjusted EBITDA (as defined below) of $6.5 million for fourth quarter 2017 and $27.6 million for 2017.

Revenue and operating income for the three months ended December 31, 2017, were basically flat when compared to the three months ended December 31, 2016, declining 0.2% and 1.4% respectively. “In an industry seeing declines in residential subscribers every measurement period, it is exciting to be able to hold our revenue and operating margins constant during fourth quarter,” announced Rob Souza, President and CEO of Otelco. “The ACAM funding continues to help offset local service revenue declines. Our team is focused on meeting our customers' needs in an efficient manner, while we expand the fiber content of our network.”

In the first year of its ten-year ACAM funding, Otelco placed approximately 81 miles of fiber passing over 1,900 locations and reaching 7.5% of its eligible ACAM locations. Otelco now has approximately 1,700 fiber route miles in its network. Including the ACAM fiber, the Company invested $2.6 million in the business in fourth quarter 2017 and over $8.5 million during the full year 2017 for an increase of $1.6 million when compared to its 2016 investment. Cash declined to $3.6 million from $10.5 million at the end of 2016, reflecting the increased capital investment, debt reduction of over $11.9 million and the fees associated with terminating the existing credit facilities and securing the new loan. The Company’s ratio of debt, net of cash, to Consolidated EBITDA (as defined below), was 2.98 at December 31, 2017.

Two events that occurred in fourth quarter 2017 should have a positive impact on Otelco’s results, both in the current quarter and for years to come. As announced in November 2017, the Company refinanced its credit facilities with a new $92 million, five-year credit facility from a consortium of banks led by CoBank, ACB. The facility includes a $5.0 million revolver which remains undrawn. This facility will significantly lower interest costs compared to the Company’s former facilities while scheduled principal payments under the new facility will reduce Otelco’s debt by over 25% over the term of the loan. The agreement adversely affected fourth quarter 2017 net income by $2.2 million in one-time termination fees associated with replacing the existing credit facilities.

The Tax Cut and Jobs Act, enacted in December 2017, affects Otelco’s taxes in 2017, as well as future tax years. Bonus depreciation was increased from 50% to 100%, beginning in 2017, with the Company realizing a benefit of over $0.6 million in fourth quarter 2017. The reduced maximum tax rate has also lowered the Company’s deferred tax liabilities and is reflected in an income tax benefit, raising net income for the quarter and year. “We recently announced to our employees that everyone would be receiving a special bonus of $500,” commented Rob Souza, President and CEO of Otelco. “Coupled with the lower tax withholding rate that most employees should experience, everyone should start 2018 with more take home pay.

“Early in 2017, we announced that the Company had selected a partner to consolidate all of its billing and operational systems on one platform,” continued Souza. “During fourth quarter, we developed all of the operational data needed to build the new system and have continued making decisions necessary to consolidate all of our disparate processes into the new system. Training on the new systems is involving every employee. Our first carrier bills under the new system are going out this week, with end-user customer billing to follow in second quarter. As we move to a Company-wide operational system, we will brand all of our services as Otelco. In New England, OTT Communications will become Otelco. The new logo is already at the top of our updated web site – www.Otelco.com.”

Fourth Quarter 2017 Financial Summary
(Dollars in thousands, except per share amounts)
(Unaudited)
		Three Months Ended December 31,		Change
		2017	2016	Amount	Percent
Revenues		$16,793	$16,833	$(40)	(0.2)%
	Operating income	$4,544	$4,607	$(63)	(1.4)%
	Interest expense	$(5,500)	$(2,703)	$2,797	103.5%
	Net income available to stockholders	$7,382	$946	$6,436	680.3%
	Basic net income per share	$2.21	$0.29	$1.92	662.1%
	Diluted net income per share	$2.14	$0.27	$1.87	692.6%

	Consolidated EBITDA(a)	$6,504	$6,703	$(199)	(3.0)%
	Capital expenditures	$2,560	$2,770	$(210)	(7.6)%

		Twelve Months Ended December 31,		Change
		2017	2016	Amount	Percent
Revenues		$68,526	$68,944	$(418)	(0.6)%
	Operating income	$19,607	$18,813	$794	4.2%
	Interest expense	$(13,249)	$(10,634)	$2,615	24.6%
	Net income available to stockholders	$12,115	$5,146	$6,969	135.4%
	Basic net income per share	$3.62	$1.57	$2.05	130.6%
	Diluted net income per share	$3.52	$1.51	$2.01	133.1%

	Consolidated EBITDA(a)	$27,640	$28,078	$(438)	(1.6)%
	Capital expenditures	$8,511	$6,880	$1,631	23.7%

Reconciliation of Consolidated EBITDA to Net Income
		Three Months Ended December 31,		Twelve Months Ended December 31,
		2017	2016	2017	2016
	Net income	$7,382	$946	$12,115	$5,146
Add:	Depreciation	1,776	1,809	7,001	7,137
	Interest expense less interest income	1,605	2,390	8,426	9,236
	Interest expense - amortize loan cost	3,896	314	4,823	1,397
	Debt prepayment penalty fees	2,228	-	2,303	-
	Income tax (benefit) expense	(10,565)	958	(7,856)	3,658
	Amortization - intangibles	85	142	376	885
	Stock-based compensation	71	104	308	415
	Loan fees	26	40	144	204
	Consolidated EBITDA(a)	$6,504	$6,703	$27,640	$28,078

(a)   Consolidated EBITDA is defined as consolidated net income plus consolidated net interest expense, depreciation and amortization, income taxes and certain other fees, expenses and non-cash charges reducing consolidated net income. Consolidated EBITDA is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). Consolidated EBITDA corresponds to the definition of Consolidated EBITDA in the Company’s credit facility. The lender under the Company’s credit facility utilizes this measure to determine compliance with credit facility requirements. The Company uses Consolidated EBITDA as an operational performance measurement to focus attention on the operational generation of cash, which is used for reinvestment into the business; to repay its debt and to pay interest on its debt; to pay income taxes; and for other corporate requirements. The Company reports Consolidated EBITDA to allow current and potential investors to understand this performance metric and because the Company believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance. However, Consolidated EBITDA should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. The Company’s presentation of Consolidated EBITDA may not be comparable to similarly titled measures used by other companies.

Otelco Inc. - Key Operating Statistics
(unaudited)				Quarterly	Annual
	December 31,	September 30,	December 31,	% Change from	% Change from
	2016	2017	2017	September 30, 2017	December 31, 2016
Business/Enterprise
CLEC
Voice lines	17,034	16,491	16,239	(1.5)%	(4.7)%
HPBX seats	11,487	11,410	11,338	(0.6)%	(1.3)%
Data lines	3,655	3,342	3,359	0.5%	(8.1)%
Wholesale network lines	2,570	2,548	2,417	(5.1)%	(6.0)%
RLEC
Voice lines	16,621	15,530	15,400	(0.8)%	(7.3)%
Data lines	1,634	1,621	1,602	(1.2)%	(2.0)%
Access line equivalents(1)	53,001	50,942	50,355	(1.2)%	(5.0)%

Residential
CLEC
Voice lines	199	638	628	(1.6)%	215.6%
Data lines	2,291	2,851	2,815	(1.3)%	22.9%
RLEC
Voice lines	20,978	19,659	19,147	(2.6)%	(8.7)%
Data lines	19,622	19,175	18,771	(2.1)%	(4.3)%
Other services	3,682	3,632	3,561	(2.0)%	(3.3)%
Access line equivalents(1)	46,772	45,955	44,922	(2.2)%	(4.0)%

Otelco access line equivalents(1)	99,773	96,897	95,277	(1.7)%	(4.5)%

(1)  The Company defines access line equivalents as retail and wholesale voice lines, data lines (including cable modems, digital subscriber lines, other broadband connections and dedicated data access trunks) and other services (including entertainment and security services).

The Company uses the ratio of debt, net of cash, to Consolidated EBITDA for the last twelve months as an operational performance measurement. Such ratio is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, GAAP. The Company reports such ratio to allow current and potential investors to understand this performance metric. The Company also believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance, including the Company’s ability to generate earnings sufficient to service its debt, and enhances understanding of the Company’s financial performance and highlight operational trends. However, such ratio should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. The Company’s presentation of such ratio may not be comparable to similarly titled ratios used by other companies. The table below provides the calculation of such ratio as of December 31, 2017.

Ratio of debt, net of cash, to Consolidated EDITDA
as of December 31, 2017
($000) unaudited

Notes payable	$83,949
Debt issuance costs	1,963
Notes outstanding	85,912
Less cash	(3,570)
Notes outstanding, net of cash	$82,342
Consolidated EBITDA for the
last twelve months	$27,640

Total leverage ratio, net of cash	2.98

FINANCIAL DISCUSSION FOR FOURTH QUARTER 2017:

Revenues

Total revenues decreased 0.2% in the three months ended December 31, 2017, to slightly less than $16.8 million from slightly more than $16.8 million in the three months ended December 31, 2016. The decrease in residential RLEC access line equivalents and traditional access revenue affected by the FCC’s inter-carrier compensation reform order (the “FCC’s order”) were offset by increases associated with the FCC’s ACAM and Connect America Fund (“CAF”) programs. The table below provides the components of the Company’s revenues for the three months ended December 31, 2017, compared to the same period of 2016.

	Three Months Ended December 31,			Change
	2017	2016	Amount		Percent
	(unaudited, dollars in thousands)
Local services	$5,445	$5,741	$(296)		(5.2)%
Network access	5,342	5,031	311		6.2%
Internet	3,930	3,924	6		0.2%
Transport services	1,134	1,168	(34)		(2.9)%
Video and security	735	725	10		1.4%
Managed services	207	244	(37)		(15.2)%
Total	$16,793	$16,833	$(40)		(0.2)%

Local services revenue decreased 5.2% in the three months ended December 31, 2017, to $5.4 million from $5.7 million in the three months ended December 31, 2016. The decline in RLEC residential voice access lines and the impact of the FCC’s order, which reduced or eliminated intrastate and local cellular revenue, accounted for a decrease of $0.2 million. A portion of the RLEC decrease is recovered through the CAF, which is categorized as interstate access revenue. The decline in long distance, Hosted PBX equipment sales and directory revenue accounted for a decrease of $0.2 million. Wholesale services in a municipality in Massachusetts provided an increase of $0.1 million. Network access revenue increased 6.2% in the three months ended December 31, 2017, to $5.3 million from $5.0 million in the three months ended December 31, 2016. A $2.0 million increase in the CAF, ACAM and transition payments was partially offset by a $1.5 million decrease in switched and special access and a $0.2 million decrease in end user-based fees. Internet revenue was unchanged at $3.9 million in the three months ended December 31, 2017, and three months ended December 31, 2016. Increased speed and additional data customers in a municipality in Massachusetts were offset by the reduction in residential RLEC customers. Transport services revenue decreased 2.9% in the three months ended December 31, 2017, to $1.1 million from $1.2 million in the three months ended December 31, 2016, reflecting wide area network market pricing, partially offset by an increase in wholesale transport services. Video and security revenue was unchanged at $0.7 million in the three months ended December 31, 2017, and the three months ended December 31, 2016, reflecting increases in IPTV and security revenue, offset by decreases in basic cable. Managed services revenue decreased 15.2% in the three months ended December 31, 2017, over the comparable period in 2016 to remain at just over $0.2 million, reflecting a decrease in professional services revenue.

Operating Expenses

Operating expenses in the three months ended December 31, 2017, increased 0.1% to remain at $12.2 million in the three months ended December 31, 2017 and December 31, 2016. Cost of services increased 0.2% to remain at $7.9 million in both the three months ended December 31, 2017, and the three months ended December 31, 2016. Cable and internet, pole rental and network operations expense each increased $0.1 million while access and toll expense decreased $0.2 million and customer service and sales expense decreased $0.1 million. Selling, general and administrative expenses increased 4.1% to $2.5 million in the three months ended December 31, 2017, from $2.4 million in the three months ended December 31, 2016. The increase was attributable to $0.1 million in executive compensation expense associated with the use of a cash bonus plan for 2017 instead of the stock bonus plan used in 2016. Depreciation and amortization decreased 4.7 % in the three months ended December 31, 2017, to $1.9 million from $2.0 million in three months ended December 31, 2016. The amortization of other intangible assets and the telephone plant adjustment accounted for the decrease.

Operating Income

Operating income in the three months ended December 31, 2017, decreased 1.4% to $4.5 million from $4.6 million in the three months ended December 31, 2016, based on the mentioned changes in revenue and operating expenses.

Interest Expense

Interest expense in the three months ended December 31, 2017, increased 103.5% to $5.5 million from $2.7 million in the three months ended December 31, 2016. The write-off of the unamortized loan costs associated with terminating the Company’s existing credit facilities increased loan cost amortization by $3.6 million in the three months ended December 31, 2017, compared to the three months ended December 31, 2016. The increase was partially offset by lower interest expense of $0.8 million under the new CoBank term loan in the final two months of the quarter for the same periods.

Loss on Debt Prepayment Penalty

The Company paid $2.2 million in one-time debt prepayment penalty fees associated with replacing the Company’s credit facilities with the new CoBank term loan in the three months ended December 31, 2017. There were no comparable expenses in the three months ended December 31, 2016.

Income Tax Expense

The change in the federal income tax law at the end of 2017 had a material impact on deferred income tax liabilities, producing a tax benefit of $9.3 million for the three months ended December 31, 2017. The Company experienced a net loss before taxes of $3.2 million due to accounting for the change to the new credit facility, resulting in a $1.3 million tax benefit. The $10.6 million tax benefit for the three months ended December 31, 2017, compared to an income tax expense of $1.0 million for the three months ended December 31, 2016. The increase in bonus depreciation from 50% to 100% positively affected 2017 and future years, in addition to the reduction in the maximum federal tax rate from 35% to 21%.

Net Income
Based on the changes noted above, net income increased $6.4 million to $7.4 million for the three months ended December 31, 2017, when compared to just under $1.0 million for the three months ended December 31, 2016, primarily driven by the changes in the tax law and the implementation of the new CoBank credit facility.

Consolidated EBITDA

Based on the changes noted above, Consolidated EBITDA decreased $0.2 million to $6.5 million for the three months ended December 31, 2017, when compared to $6.7 million for the three months ended December 31, 2016. Stock based compensation and other excluded expenses are added back in the calculation of Consolidated EBITDA. Consolidated EBITDA decreased $0.4 million to just over $27.6 million for the twelve months ended December 31, 2017, when compared to just under $28.1 million for the twelve months ended December 31, 2016. See financial tables for a reconciliation of Consolidated EBITDA to net income.

Balance Sheet

As of December 31, 2017, the Company had cash and cash equivalents of $3.6 million compared to $10.5 million at the end of 2016. During fourth quarter 2017, the Company entered into a new $92.0 million credit facility with CoBank which included an undrawn $5.0 million revolver, using the funds to replace its existing credit facilities. A $1.1 million principal payment at the end of December 2017 reduced the outstanding balance to $85.9 million. The Company’s ratio of debt, net of cash, to Consolidated EBITDA for the last twelve months was 2.98 at December 31, 2017.

Capital Expenditures

Capital expenditures were $2.6 million for the three months ended December 31, 2017, compared to $2.8 million in the same period in 2016. Capital expenditures were $8.5 million for the twelve months ended December 31, 2017, compared to $6.9 million in 2016.

Fourth Quarter Earnings Conference Call

Otelco has scheduled a conference call, which will be broadcast live over the internet, on Tuesday, March 6, 2018, at 11:30 a.m. (Eastern Time). To participate in the call, participants should dial (719) 457-2630 and ask for the Otelco call 10 minutes prior to the start time. Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the internet by visiting the Company’s website at www.Otelco.com. To listen to the live call online, please visit the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available on the Company's website at www.Otelco.com for 30 days. A two-week telephonic replay may also be accessed by calling (719) 457-0820 and entering the Confirmation Code 8795135.

ABOUT OTELCO

Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia. The Company’s services include local and long distance telephone, digital high-speed data lines, transport services, network access, cable television and other related services. With more than 95,000 voice and data access lines, which are collectively referred to as access line equivalents, Otelco is among the top 25 largest local exchange carriers in the United States based on number of access lines. Otelco operates eleven incumbent telephone companies serving rural markets, or rural local exchange carriers. It also provides competitive retail and wholesale communications services and technology consulting, managed services and private/hybrid cloud hosting services through several subsidiaries. For more information, visit the Company’s website at www.Otelco.com.

FORWARD LOOKING STATEMENTS

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.\

OTELCO INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share par value and share amounts)

	As of December 31,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$3,570	$10,538
Accounts receivable:
Due from subscribers, net of allowance for doubtful
accounts of $226 and $187, respectively	4,647	5,035
Other	1,875	1,528
Materials and supplies	2,700	2,184
Prepaid expenses	3,122	2,912
Total current assets	15,914	22,197

Property and equipment, net	50,888	49,271
Goodwill	44,976	44,976
Intangible assets, net	1,328	1,785
Investments	1,632	1,821
Other assets	201	222
Total assets	$114,939	$120,272

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,619	$1,477
Accrued expenses	4,803	4,730
Advance billings and payments	1,684	1,487
Customer deposits	58	62
Current maturity of long-term notes payable, net of debt issuance cost	3,891	6,071
Total current liabilities	12,055	13,827

Deferred income taxes	18,939	28,280
Advance billings and payments	2,367	1,987
Other liabilities	13	26
Long-term notes payable, less current maturities and debt issuance cost	80,058	86,860
Total liabilities	113,432	130,980

Stockholders' equity
Class A Common Stock, $.01 par value-authorized 10,000,000 shares;
issued and outstanding 3,346,689 and 3,291,750 shares, respectively	34	33
Additional paid in capital	4,285	4,186
Accumulated deficit	(2,812)	(14,927)
Total stockholders' equity (deficit)	1,507	(10,708)
Total liabilities and stockholders' equity	$114,939	$120,272

OTELCO INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Revenues	$16,793	$16,833	$68,526	$68,944

Operating expenses
Cost of services	7,927	7,911	31,395	31,875
Selling, general and administrative expenses	2,461	2,363	10,147	10,234
Depreciation and amortization	1,861	1,952	7,377	8,022
Total operating expenses	12,249	12,226	48,919	50,131

Income from operations	4,544	4,607	19,607	18,813

Other income (expense)
Interest expense	(5,500)	(2,703)	(13,249)	(10,634)
Loss on debt prepayment penalty	(2,228)	-	(2,303)	-
Other income	1	-	204	625
Total other expenses	(7,727)	(2,703)	(15,348)	(10,009)

(Loss) income before income tax	(3,183)	1,904	4,259	8,804
Income tax benefit (expense)	10,565	(958)	7,856	(3,658)

Net income	$7,382	$946	$12,115	$5,146

Weighted average number of common shares outstanding:
Basic	3,346,689	3,283,177	3,346,689	3,283,177
Diluted	3,445,632	3,477,718	3,445,632	3,404,696
Basic net income per common share	$2.21	$0.29	$3.62	$1.57
Diluted net income per common share	$2.14	$0.27	$3.52	$1.51

OTELCO INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Years Ended December 31,
	2017	2016
Cash flows from operating activities:
Net income	$12,115	$5,146
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation	7,001	7,137
Amortization	376	885
Amortization of loan costs	4,823	1,397
Loss on debt prepayment penalty	2,303	-
Provision (benefit) for deferred income taxes	(9,449)	2,001
Excess tax benefit from stock-based compensation	108	173
Provision for uncollectible accounts receivable	357	348
Stock-based compensation	308	415
Payment in kind interest - subordinated debt	266	273
Changes in operating assets and liabilities
Accounts receivable	(316)	(4)
Materials and supplies	(516)	(278)
Prepaid expenses and other assets	(189)	(100)
Accounts payable and accrued expenses	215	(178)
Advance billings and payments	577	1,428
Other liabilities	(17)	(6)
Net cash from operating activities	17,962	18,637

Cash flows used in investing activities:
Acquisition and construction of property and equipment	(8,510)	(6,879)
Retirement of investment	(1)	(1)
Net cash used in investing activities	(8,511)	(6,880)

Cash flows used in financing activities:
Loan origination costs	(2,144)	(5,242)
Principal repayment of long-term notes payable	(98,927)	(103,052)
Proceeds from loan refinancing	87,000	100,300
Debt prepayment penalty fees	(2,303)	-
CoBank equity account retirement	164	-
Tax withholdings paid on behalf of employees for restricted stock units	(209)	(109)
Net cash used in financing activities	(16,419)	(8,103)

Net increase (decrease) in cash and cash equivalents	(6,968)	3,654
Cash and cash equivalents, beginning of period	10,538	6,884

Cash and cash equivalents, end of period	$3,570	$10,538

Supplemental disclosures of cash flow information:
Interest paid	$9,287	$8,364

Income taxes paid	$1,802	$1,923

Conversion of Class B common stock to Class A common stock	$-	$2

Issuance of Class A common stock	$1	$1

Contact:

Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3580
Curtis.Garner@Otelco.com